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                                                                     Exhibit 2.6


                                 FIRST AMENDMENT TO
                            AGREEMENT AND PLAN OF MERGER



     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 25, 1998 (this "Amendment"), is by and among Arrowhead Mills, Inc., a Texas corporation (the "Company"), and The Hain Food Group, a Delaware corporation ("Hain").

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of April 24, 1998 (as amended hereby, the "Agreement") (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement);


     WHEREAS, the boards of directors of the Company and Hain have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions on the terms set forth in the Agreement, as amended hereby;

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. Section 3.1(a) of the Agreement is hereby amended so that the last sentence of Section 3.1(a) reads in its entirety as follows:

     "CLOSING DATE MARKET PRICE" means, with respect to each share of Hain Common Stock, the average closing price for such share as reported on the National Market System of The Nasdaq Stock Market, Inc. for the 10 most recent trading days ending on June 24, 1998.

     2.   Section 3.1(b) of the Agreement is hereby amended as follows:

               a. Clause (ii) of the first sentence of Section 3.1(b) is hereby deleted.

               b. The following sentence shall be added to the end of Section 3.1(b)

                    Notwithstanding any provision in this Agreement to the contrary, for purposes of the second sentence of this
                    Section 3.1(b), the amount by which $20.0 million exceeds the aggregate indebtedness for borrowed money of the Company (net of cash and cash equivalents) as of the Closing Date shall be deemed to be $100,000.


     3. Hain hereby agrees to use its best efforts to maintain the continuous effectiveness of a registration statement covering the sale of the Reoffer Shares (as defined below) under the


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Securities Act of 1933, as amended (the "Securities Act"), for a period beginning at the Effective Time and ending on the earlier to occur of (i) the first anniversary of the Effective Time and (ii) the date on which all of the Reoffer Shares (as defined below) have been sold by the Selling Stockholders (as defined below). Such registration statement shall contain a reoffer prospectus pursuant to which the Reoffer Shares may be sold without exemption or additional action under the Securities Act; PROVIDED, HOWEVER, that nothing in this paragraph shall prevent Hain from substituting another reoffer prospectus for the current reoffer prospectus covering all of the Reoffer Shares. The term "Reoffer Shares" shall mean the shares of Hain Common Stock to be received in the Merger and/or the GOE Merger by the parties to the Voting Agreement and/or the voting agreement delivered pursuant to the GOE Merger Agreement, together with their respective successors and assigns (collectively, "Selling Stockholders"). The Selling Stockholders, their respective successors and assigns are intended third party beneficiaries of the agreement in this paragraph and the agreement in this paragraph may be enforced by such persons.

     4. If the Closing shall not have occurred by 5:00 p.m. (New York time) on July 6, 1998, paragraphs 1 and 2 of this Amendment shall be null and void. Each of the parties hereto agrees to use commercially reasonable efforts to cause the Closing to occur on July 1, 1998.

     5. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

     6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Company and Hain have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                   ARROWHEAD MILLS, INC.


                                   By: /s/ CHARLES H. ESSERMAN
                                      ------------------------------------------
                                        Charles H. Esserman
                                        Secretary



                                   THE HAIN FOOD GROUP, INC.

                                   By: /s/ IRWIN D. SIMON
                                      ------------------------------------------
                                        Irwin D. Simon
                                        President and Chief Executive Officer


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